Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of our report dated June 13, 2011 relating to the consolidated financial statements of Pan American Goldfields, Ltd.  appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Meyler & Company, LLC

Middletown, NJ
February 9, 2012